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                                                                      Exhibit 11

                        Horace Mann Educators Corporation
                       Computation of Net Income per Share
            For the Three and Six Months Ended June 30, 2002 and 2001
                  (Amounts in thousands, except per share data)

                                                     Three Months Ended         Six Months Ended
                                                           June 30,                 June 30,
                                                   -----------------------   -----------------------
                                                      2002         2001         2002         2001
                                                   ----------   ----------   ----------   ----------
Basic - assumes no dilution:

Net income (loss) for the period                   $  (19,287)  $   (4,926)  $   (3,716)  $   11,772
                                                   ----------   ----------   ----------   ----------

Weighted average number of common
 shares outstanding during the period                  40,838       40,554       40,809       40,539
                                                   ----------   ----------   ----------   ----------

Net income (loss) per share - basic                $    (0.47)  $    (0.12)  $    (0.09)  $     0.29
                                                   ==========   ==========   ==========   ==========

Diluted - assumes full dilution:

Net income (loss) for the period                   $  (19,287)  $   (4,926)  $   (3,716)  $   11,772
                                                   ----------   ----------   ----------   ----------

Weighted average number of common
 shares outstanding during the period                  40,838       40,554       40,809       40,539
Weighted average number of common
 equivalent shares to reflect the dilutive
 effect of common stock equivalent securities:
   Stock options                                          292          189          299          130
   Common stock units related to Deferred
    Equity Compensation Plan for Directors                134          117          134          117
   Common stock units related to Deferred
    Compensation Plan for Employees                        30           14           30           14
                                                   ----------   ----------   ----------   ----------
Total common and common equivalent
 shares adjusted to calculate diluted
 earnings per share                                    41,294       40,874       41,272       40,800
                                                   ----------   ----------   ----------   ----------

Net income (loss) per share - diluted              $    (0.47)  $    (0.12)  $    (0.09)  $     0.29
                                                   ==========   ==========   ==========   ==========

Percentage of dilution compared
 to basic net income per share                            0.0%         0.0%         0.0%         0.0%

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